As filed with the U.S. Securities and Exchange Commission on March 27, 2024.

Registration No. 333-274944

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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AMENDMENT NO. 5 TO
FORM F-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

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Pheton Holdings Ltd

(Exact name of Registrant as specified in its charter)

____________________________

Not Applicable
(Translation of Registrant’s name into English)
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Cayman Islands	3845	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Room 306, NET Building,
Hong Jun Ying South Road, Chaoyang District,
Beijing, China
Telephone: (86) 010-8481-7665
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

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Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
(800) 221-0102
(Name, address, including zip code, and telephone number, including area code, of agent for service)

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Copies to:

Ying Li, Esq. Joan Wu, Esq. Lisa Forcht, Esq. Hunter Taubman Fischer & Li LLC 950 Third Avenue, 19th Floor New York, NY 10022 212-530-2206	Mark Crone, Esq. Liang Shih, Esq. Ron Levy, Esq. The Crone Law Group P.C. 420 Lexington Ave, Suite 2446 New York, NY 10170 646-861-7891

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Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company    ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

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†          The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 5 is being filed solely for the purpose of re-filing exhibit 23.1 to this registration statement on Form F-1 (File No. 333-274944) (the “Registration Statement”) and to amend and restate the exhibit index set forth in Part II of the Registration Statement. No changes have been made to the Registration Statement other than this explanatory note as well as revised versions of the cover page and Part II of the Registration Statement. This Amendment No. 5 does not contain copies of the prospectus included in the Registration Statement, which remains unchanged from Amendment No. 4 to the Registration Statement filed on February 8, 2024, and consists only of the cover page, this explanatory note and Part II of the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide indemnification of officers and directors, except to the extent that any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as providing indemnification against fraud, dishonesty or the consequences of committing a crime.

Our currently effective memorandum and articles of association provide that each officer or director of our company (but not auditors) shall be indemnified out of our assets against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such director or officer, other than by reason of such person’s own dishonesty or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his or her duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.

Under the form of indemnification agreement filed as Exhibit 10.2 to this registration statement, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer.

The form of underwriting agreement filed as Exhibit 1.1 to this registration statement also provides for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

In the past three years, we have issued the following securities (including options to acquire our ordinary shares) that were not registered under the Securities Act. We believe that each of the following issuances was exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

Securities/Purchaser	Date of Issuance	Number of Securities	Consideration
Ordinary Shares
DYL (BVI) LTD	March 23, 2023	540,000	$54.0
THEIA INVESTMENT HOLDING (BVI) LTD	March 23, 2023	972,000	$97.2
BANYAN (BVI) LTD	March 23, 2023	960,000	$96.0
MIGHTY (BVI) LTD	March 23, 2023	600,000	$60.0
ACCELERATION (BVI) LTD	March 23, 2023	540,000	$54.0
CHENG HOE TAN	March 23, 2023	720,000	$72.0
ZJW (BVI) LTD	March 23, 2023	10	$0.001
ZJW (BVI) LTD	March 23, 2023	7,667,990	$766.799

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

See the Exhibit Index attached to this registration statement, which is incorporated by reference herein.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9. UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)    For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit Number	Description of Document
1.1***	Form of Underwriting Agreement
3.1***	Memorandum and Articles of Association of the Registrant, as currently in effect
3.2***	Articles of Association of the Registrant, as currently in effect
4.1***	Registrant’s Specimen Certificate for Ordinary Shares
5.1***	Form of opinion of Ogier regarding the validity of the ordinary shares being registered
8.1***	Form of opinion of Ogier regarding certain Cayman Islands tax matters (included in Exhibit 5.1)
8.2***	Form of opinion of Jingtian & Gongcheng regarding certain PRC legal matters and certain PRC tax matters (included in Exhibit 99.1)
10.1***	Form of Employment Agreement between the Registrant and each of its directors and executive officers
10.2***	Form of Indemnification Agreement between the Registrant and each of its directors and executive officers
10.3***	Lease Agreement between Beijing Feitian and Hengxin Investment and Development (Beijing) Co., Ltd., dated September 30, 2021
10.4***	Technical Service Agreement between Beijing Feitian and three third-parties, dated October 25, 2022
14.1***	Code of Business Conduct and Ethics
21.1***	List of Subsidiaries
23.1**	Consent of Marcum Asia CPAs LLP
23.2***	Consent of Ogier (included in Exhibit 5.1)
23.3***	Consent of Jingtian & Gongcheng
24.1**	Powers of Attorney (included on signature page to Registration Statement on Form F-1)
99.1***	Opinion of Jingtian & Gongcheng regarding certain PRC law matters
99.2***	Consent of Frost & Sullivan
99.4***	Consent of Independent Director Nominee Edward C Ye
99.5***	Consent of Independent Director Nominee Desmond Seng Swee Leng
99.6***	Consent of Independent Director Nominee Mike Wong Yun Fai
99.7***	Request for Waiver and Representation under Item 8.A.4 of Form 20-F
107***	Filling Fee Table

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*        To be filed by amendment

**      Filed herewith

***    Previously filed

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, People’s Republic of China, on March 27, 2024.

Pheton Holdings Ltd
By:	/s/ Jianfei Zhang
Name: Jianfei Zhang
Title: Chief Executive Officer and Chairman of the Board of Directors

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints as attorneys-in-fact with full power of substitution for him or her in any and all capacities to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act of 1933, as amended (the “Securities Act”), and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of ordinary shares of the registrant (the “Shares”), including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to this Registration Statement to be filed with the Securities and Exchange Commission with respect to such Shares, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Jianfei Zhang	Chief Executive Officer and Chairman of the Board of Directors (principal executive officer)	March 27, 2024
Jianfei Zhang
/s/ Zhixin Li	Chief Financial Officer (principal financial and accounting officer)	March 27, 2024
Zhixin Li
/s/ Pengfei Zhang	Director	March 27, 2024
Pengfei Zhang

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Pheton Holdings Ltd has signed this registration statement or amendment thereto in on March 27, 2024.

Authorized U.S. Representative
By:	/s/ Colleen A. De Vries
Name: Colleen A. De Vries
Title: Senior Vice President on behalf of Cogency Global Inc.